Exhibit 99.1

Campbell’s to Sell noosa Business to Lakeview Farms

CAMDEN, N.J. – NOV. 12, 2024 – Campbell Soup Company (NASDAQ:CPB) (Campbell’s) today announced an agreement to sell the noosa yoghurt business to Lakeview Farms, LLC, a manufacturer of fresh dips, desserts and specialty products. Terms of the transaction were not disclosed.

Campbell’s purchased noosa as part of the Sovos Brands, Inc. acquisition in March 2024. At that time, Campbell’s shared its intention to evaluate strategic alternatives for the brand, as the yogurt category is not core to Campbell’s strategy.

The noosa business generated net sales of $177 million for the last 12 months ending October 2024. Campbell’s does not expect the divestiture to have a material impact to its fiscal 2025 financial results. The transaction is expected to be dilutive to earnings per share by approximately $0.01 in fiscal 2025.

Mick Beekhuizen, Executive Vice President and President, Campbell’s Meals & Beverages said, “noosa is a well-run business supported by a great team. We are pleased that its new home will be with a buyer with a strategic focus on the refrigerated category. The sale will drive greater focus on our portfolio of leadership brands.”

The closing of the transaction is subject to customary closing conditions, including regulatory approvals. Closing is expected in the first quarter of calendar year 2025.

Goldman Sachs acted as financial advisor and Davis Polk & Wardwell LLP served as legal advisor to Campbell’s on the transaction.

About Campbell’s

For more than 150 years, Campbell’s (NASDAQ:CPB) has been connecting people through food they love. Generations of consumers have trusted us to provide delicious and affordable food and beverages. Headquartered in Camden, N.J. since 1869, the company generated fiscal 2024 net sales of $9.6 billion. Our portfolio includes iconic brands such as Campbell’s, Cape Cod, Goldfish, Kettle Brand, Lance, Late July, Milano, Michael Angelo’s, noosa, Pace, Pacific Foods, Pepperidge Farm, Prego, Rao’s, Snyder’s of Hanover, Swanson and V8. The company is a member of the Standard & Poor’s 500 as well as the FTSE4Good and Bloomberg Gender-Equality Indices. For more information, visit www.campbellsoupcompany.com.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of U.S. federal securities laws. These forward-looking statements are based on management's current expectations and assumptions. The forward-looking statements, including statements concerning our current expectations about the transaction, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. We do not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Campbell’s
Investors:
Rebecca Gardy
(856) 342-6081
Rebecca_Gardy@campbells.com

Media:
James Regan
(856) 219-6409
James_Regan@campbells.com